WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of GAAP consolidated statement of operations to adjusted statement of operations

	Three months ended		Three months ended
	February 2,	Impairment	February 2,
	2008 — As reported	charges(1)	2008 — As adjusted
NET SALES	$121,424	$—	$121,424
Cost of goods sold, buying and occupancy costs	78,212	—	78,212

GROSS MARGIN	43,212	—	43,212

Selling, general and administrative expenses	28,680	—	28,680
Depreciation and amortization	2,973	—	2,973
Asset impairments	19,705	19,705	—

OPERATING INCOME/(LOSS)	(8,146)	(19,705)	11,559
Interest expense, net	330	—	330

INCOME/(LOSS) BEFORE INCOME TAXES	(8,476)	(19,705)	11,229
Income tax benefit	(96)	—	(96)

NET INCOME/(LOSS)	$(8,380)	$(19,705)	$11,325

Less: Preferred stock paid-in-kind dividends	(839)	—	(839)

NET INCOME/(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(9,219)	$(19,705)	$10,486

BASIC INCOME/(LOSS) PER SHARE (2):
Basic income/(loss) per share:	$(0.23)	$(0.50)	$0.27

Weighted average shares outstanding — basic	39,321	—	39,321

DILUTED INCOME/(LOSS) PER SHARE:
Net income/(loss) available to all shareholders	$(8,380)	$(20,544)	$11,325
Diluted income/(loss) per share:	$(0.23)	$(0.52)	$0.16

Weighted average shares outstanding — diluted	39,321	30,783	70,104

(1)	Relates primarily to the impairment of the mall store assets of the stores we are liquidating, as well as assets in our go-forward mall stores as of the end of fiscal 2007.
(2)	Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common shareholders as adjusted for impact related to dilutive shares by the sum of the weighted average number of common shares outstanding plus all previously dilutive shares. Potentially dilutive shares include common stock options and warrants calculated using the treasury stock method and convertible preferred stock calculated using the “as-if-converted” method. Pursuant to the treasury method, in periods of net loss, potentially dilutive common shares related to stock options, warrants and conversion of the Company’s preferred stock have been excluded from the calculation of weighted average shares outstanding, as their inclusion would have an anti-dilutive effect on net loss per share.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of GAAP consolidated statement of operations to adjusted statement of operations

	Year ended		Year ended
	February 2,	Impairment	February 2,
	2008 — As reported	charges(1)	2008 — As adjusted
NET SALES	$280,438	$—	$280,438
Cost of goods sold, buying and occupancy costs	225,523	—	225,523

GROSS MARGIN	54,915	—	54,915

Selling, general and administrative expenses	99,657	—	99,657
Depreciation and amortization	11,319	—	11,319
Asset impairments	19,705	19,705	—

OPERATING LOSS	(75,766)	(19,705)	(56,061)
Interest expense, net	1,333	—	1,333

LOSS BEFORE INCOME TAXES	(77,099)	(19,705)	(57,394)
Income tax provision	443	—	443

NET LOSS	$(77,542)	$(19,705)	$(57,837)

Less: Preferred stock paid-in-kind dividends	(3,415)	(3,415)	—
Beneficial conversion feature on preferred stock	(14,877)	(14,877)	—
Deemed dividend to warrant holders	(967)	(967)	—

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(96,801)	$(38,964)	$57,837

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share:	$(2.46)	$(0.99)	$(1.47)

Weighted average shares outstanding — basic and diluted	39,277	—	39,277

(1)	Relates primarily to the impairment of the mall store assets of the stores we are liquidating, as well as assets in our go-forward mall stores as of the end of fiscal 2007.